As filed with the Securities and Exchange Commission on October 9, 2019
Registration No. 333-233809

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Karat Packaging Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3089 (Primary Standard Industrial Classification Code Number)	83-2237832 (I.R.S. Employer Identification Number)
6185 Kimball Avenue
Chino, CA 91708
Telephone: (626) 965-8882
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan Yu
Chief Executive Officer
6185 Kimball Avenue
Chino, CA 91708
Telephone: (626) 965-8882
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark Y. Liu Christina C. Russo Akerman LLP 601 W. 5th Street, 3rd Floor Los Angeles, CA 90071	Stephen Older Rakesh Gopalan McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, NY 10020
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Karat Packaging Inc. is filing this Amendment No. 3, or “Amendment,” to its registration statement on Form S-1 (File No. 333-233809), or the “Registration Statement,” solely to file Exhibit 1.1 and make related changes to the exhibit index in Item 16 of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement and the exhibit filed herewith. The preliminary prospectus is unchanged and has therefore been omitted.

Part II
Information not required in prospectus
Item 13.
Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee, and The Nasdaq Global Market listing application fees.
Amount to be Paid
SEC registration fee	$6,060
FINRA filing fee	8,000
The Nasdaq Global Market listing application fees	175,000
Printing and engraving expenses	30,000
Legal fees and expenses	780,000
Accounting fees and expenses	485,000
Transfer agent and registrar fees and expenses	30,000
Miscellaneous fees and expenses	50,000
Total	1,564,060

*
To be completed by amendment

Item 14.
Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Company’s certificate of incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, its bylaws require the Company to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or, while a director or officer of the Company, serves or served at any other enterprise as a director, officer, employee or agent at the Company’s request, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred in connection with any such action or proceeding. The Company is not required to advance expenses incurred by its directors and officers in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by the Company’s certification of incorporation and bylaws are not exclusive.
Our policy is to enter into agreements with our directors and executive officers that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party to or participant in by reason of the fact that such person is or was a director, officer, employee, agent or fiduciary of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. These indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
The Company maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.
In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Company and the Company’s officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.
Item 15.
Recent Sales of Unregistered Securities.

In September 2018, we incorporated Karat Packaging Inc. in Delaware, and the Company, Lollicup, and Messrs. Yu and Cheng and the other shareholders of Lollicup (together, the “Lollicup Shareholders”) entered into a share exchange agreement and plan of reorganization whereby the Lollicup Shareholders exchanged their shares of common stock in Lollicup for an equal number of shares of common stock of the Company, resulting in Lollicup becoming a wholly-owned subsidiary of the Company.
From October 31, 2018 through November 14, 2018, we sold to 11 investors an aggregate of 190,000 shares of our common stock for total cash consideration of  $1,900,000.
No underwriters were used in connection with any of the foregoing transactions. Except as otherwise noted, these issuances were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including in some cases, Regulation D and Rule 506 promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to offer or sell, in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.
Item 16.
Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated by reference to exhibits previously filed with the SEC.
Exhibit No.		Description
1	.1**	Form of Underwriting Agreement
3	.1*	Certificate of Incorporation of Karat Packaging Inc.
3	.2*	Bylaws of Karat Packaging Inc.
4	.1*	Form of Common Stock Certificate

Exhibit No.		Description
5	.1*	Opinion of Akerman LLP
10	.1*+	Karat Packaging Inc. 2019 Stock Incentive Plan
10	.2*+	Form of Restricted Stock Unit Award Agreement Pursuant to the Karat Packaging Inc. 2019 Stock Incentive Plan
10	.3*+	Form of Karat Packaging Inc. 2019 Stock Incentive Plan Stock Option Agreement
10	.4*	Amended and Restated Lease Agreement, by and between the Company and Global Wells Investment Group LLC
10	.5*	Standard Industrial/Commercial Single-Tenant Lease-Gross, dated February 6, 2013, by and between First Industrial, LP, a Delaware limited partnership and Lollicup USA Inc.
10	.6*	First Amendment to Standard Industrial/Commercial Single-Tenant Lease-Gross, dated November 14, 2018, by and between First Industrial, LP, a Delaware limited partnership and Lollicup USA Inc.
10	.7*	Share Exchange Agreement and Plan of Reorganization, dated as of September 27, 2018, entered into by the Company, Lollicup USA Inc., and each of Alan Yu, Marvin Cheng, Karat
Global Group, LTD. (now known as Keary Global Group, LTD.) and Plutus Investment
Holding Company
10	.8*+	Services Agreement, by and between the Company and PJ Tech LLP, effective as of June 15, 2018
10	.9*+	Amendment to Services Agreement, by and between the Company and PJ Tech LLP, effective as of January 1, 2019
10	.10*+	Contract Chief Financial Officer Agreement, by and between the Company and PJ Tech LLP, dated as of July 1, 2019
10	.11*	Assignment and Assumption of Grants, by and between Lollicup USA Inc. and Global Wells Investment Group LLC effective as of July 1, 2018
10	.12*	Form of Indemnification Agreement
10	.13*	Purchase and Sale Agreement dated April 9, 2019 by and between Global Wells Investment Group LLC and Atosa Catering Equipment, Inc.
21	.1*	List of Subsidiaries
23	.1*	Consent of BDO USA, LLP, an independent registered public accounting firm
23	.2*	Consent of Akerman LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney (included in signature page to this registration statement)

*
Previously filed

**
Filed herewith

+
Indicates management compensatory agreement

Item 17.
Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)
The undersigned Registrant hereby undertakes that it will:

(1)
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2)
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chino, State of California, on this 9th day of October, 2019.
KARAT PACKAGING INC.
By:
/s/ Alan Yu

Name: Alan Yu
Title:
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Alan Yu Alan Yu	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 9, 2019
/s/ Peter Lee Peter Lee	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2019
* Marvin Cheng	Vice President — Manufacturing, Secretary and Director	October 9, 2019
* Eve Yen	Director	October 9, 2019
* Paul Y. Chen	Director	October 9, 2019
* Eric Chen	Director	October 9, 2019
*By:	/s/ Alan Yu
Alan Yu Attorney-in-Fact